UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement
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Gyre Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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12770 High Bluff Drive, Suite 150, San Diego, CA 92130
NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2025
To the Stockholders of Gyre Therapeutics:
Gyre Therapeutics, Inc. (the “Company”) will hold its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 4, 2025, at 10:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at www.virtualshareholdermeeting.com/GYRE2025. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
(1)	To elect the three Class I director nominees named in the Proxy Statement to serve until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
(2)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;
(3)	To ratify the appointment of Grant Thornton Zhitong Certified Public Accountants LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025; and
(4)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Board of Directors has fixed April 10, 2025 as the Record Date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
Instructions for accessing the virtual Annual Meeting are provided in the Proxy Statement. Unless otherwise announced differently at the meeting or on the meeting website, in the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 11:00 a.m. Pacific Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://ir.gyretx.com.

By Order of the Board of Directors,

/s/ Han Ying

Han Ying, Ph.D.
Chief Executive Officer and Director

San Diego, California
April 21, 2025

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS
Business Combination. On October 30, 2023 (the “Business Combination Closing”), we completed a business combination pursuant to a Business Combination Agreement, dated as of December 26, 2022, as amended (the “Business Combination Agreement”), by and among the Company, GNI USA, Inc., a Delaware corporation (“GNI USA”), GNI Group Ltd., a company incorporated under the laws of Japan with limited liability (“GNI Japan”), GNI Hong Kong Limited, a company incorporated under the laws of Hong Kong with limited liability (“GNI Hong Kong”), Shanghai Genomics, Inc., a company organized under the laws of the People’s Republic of China (“Shanghai Genomics”), the Minority Holders (as defined therein) and Continent Pharmaceuticals Inc., a Cayman Islands company limited by shares (“CPI”) (such transactions contemplated by the Business Combination Agreement, collectively, the “Business Combination”). In connection with the Business Combination Closing, we changed our name from “Catalyst Biosciences, Inc.” to “Gyre Therapeutics, Inc.” and our Nasdaq ticker symbol from “CBIO” to “GYRE”.
Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting of Stockholders to Be Held on June 4, 2025. The Proxy Statement and Annual Report for the year ended December 31, 2024 are available at www.proxyvote.com.
Forward-Looking Statements. The Proxy Statement contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement, including statements about the Company’s Board of Directors, corporate governance practices and executive compensation program and equity compensation utilization, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results or outcomes to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
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12770 High Bluff Drive, Suite 150, San Diego, CA 92130

PROXY STATEMENT FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What Is the Purpose of These Proxy Materials?
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Gyre Therapeutics, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 4, 2025 at 10:00 a.m. Pacific Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this proxy statement (the “Proxy Statement”). The proxy materials are first being made available to our stockholders beginning on April 21, 2025.
Why Did I Receive a Notice of Internet Availability?
Pursuant to SEC rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.
Why Are We Holding a Virtual Annual Meeting?
We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Who Can Vote?
Only stockholders of record at the close of business on April 10, 2025 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 93,742,602 shares of our common stock were issued and outstanding.
What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?
Registered Stockholder: Shares Registered in Your Name
If your shares of common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.
How Can I Participate in the Virtual Annual Meeting?
Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/GYRE2025, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 10:00 a.m. Pacific Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.
What Am I Voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)	Election of three Class I director nominees to serve until the 2028 Annual Meeting of Stockholders (“Proposal 1”);
(2)	Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (“Proposal 2”); and
(3)	Ratification of the appointment of Grant Thornton Zhitong Certified Public Accountants LLP as the Company’s independent auditor for 2025 (“Proposal 3”).
How Does the Board Recommend That I Vote?
The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2 and 3.
What If Another Matter Is Properly Brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
How Many Votes Do I Have?
Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.
What Does It Mean If I Receive More Than One Set of Proxy Materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.
How Do I Vote?
Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at (800) 690-6903).
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.
What Happens If I Do Not Vote?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.
What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?
Registered Stockholder: Shares Registered in Your Name
The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.
Can I Change My Vote after I Submit My Proxy?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:
(1)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
(2)	You may submit new proxy instructions via telephone or the Internet;
(3)	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or
(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.
What Is the Quorum Requirement?
The holders of one-third of the shares of common stock outstanding and entitled to vote at the Annual Meeting, either virtually or represented by proxy, must be present at the Annual Meeting to constitute a quorum. A quorum is required to transact business at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of shares of common stock present at the Annual Meeting, either virtually or represented by proxy, may adjourn the Annual Meeting to another time or date.
How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?
Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.
Proposal 1: Election of Directors
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.
Proposals 2 and 3: Non-Binding Advisory Vote on Executive Compensation and Ratification of Independent Auditor Appointment
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve each of these proposals. Abstentions will have the same effect as a vote “AGAINST” these matters. Broker non-votes, if any, will have no effect on the outcome of these matters.
Who Is Paying for This Proxy Solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”
Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.
How Can I Find out the Voting Results?
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS
In accordance with our Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), the Board has fixed the number of directors constituting the Board at eight. At the Annual Meeting, the stockholders will vote to elect the three Class I director nominees named in this Proxy Statement to serve until the 2028 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Gordon Carmichael, Ph.D., Songjiang Ma and Ping Zhang for election to our Board. Dr. Carmichael and Mr. Ma were appointed to the Board in October 2023 in accordance with the Business Combination Agreement. Mr. Zhang was appointed to the Board in January 2025 and was initially identified for a position on our Board by GNI Japan.
Our director nominees have indicated that they are willing and able to serve as directors. However, if any of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.
Information Regarding Director Nominees and Continuing Directors
Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, who are up for election at this meeting for a term expiring at the 2028 Annual Meeting of Stockholders; two Class II directors, whose terms expire at the 2026 Annual Meeting of Stockholders; and three Class III directors, whose terms expire at the 2027 Annual Meeting of Stockholders.
Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 21)	Position
Gordon Carmichael, Ph.D.(1)(3)	I	76	Independent Director
Songjiang Ma	I	69	President and Director
Ping Zhang(1)	I	51	Executive Chair of the Board
David M. Epstein, Ph.D.(2)(3)	II	66	Independent Director
Han Ying, Ph.D.	II	60	Chief Executive Officer and Director
Thomas Eastling(1)	III	65	Director
Renate Parry, Ph.D.(2)(3)	III	62	Independent Director
Rodney Nussbaum(2)	III	69	Independent Director

(1)	Member of the Nominating Committee
(2)	Member of the Audit Committee
(3)	Member of the Compensation Committee
Class I Director Nominees
Gordon Carmichael, Ph.D. Dr. Carmichael has served as a director of the Company since October 2023. Since 2017, he has served as a director of the University of Connecticut Cell and Genome Engineering Core Facility. Dr. Carmichael has been a Professor of Genetics and Genome Sciences at the University of Connecticut Health Center in Farmington, Connecticut since 2003. His research focuses on the molecular signals which control the expression and function of RNA molecules. In 2018, he was elected to the Connecticut Academy of Science and Engineering. Dr. Carmichael served on National Institutes of Health review panels from 2017 to 2018, and, in 2023, as a member of the R35 Review Panel. Since 2017, he has been on the Editorial Board of the journals Biomolecules and Frontiers in Genetics and was an Associate Editor of WIREs RNA, a scientific journal, from 2010 to 2018. He was a postdoctoral fellow in virology at the Swiss Institute for Experimental Cancer Research and at Harvard Medical School and was named as a fellow of the Jane Coffin Childs Memorial Fund for Medical Research. Dr. Carmichael was also a research fellow and assistant professor in pathology at Harvard Medical School from 1977 to 1982. He holds a B.S. in physics from Duke University, and a Ph.D. in biophysics from Harvard University. His Ph.D. research was carried out in the lab of Nobel Laureates James Watson and Walter Gilbert.

We believe Dr. Carmichael is qualified to serve on our Board due to his extensive and high-level experience with biomolecular research which, along with his academic expertise, provides the Board with a valuable perspective and important insight.
Songjiang Ma. Mr. Ma has served as the President and a director of the Company since October 2023. Mr. Ma has served as an executive director of our majority, indirectly owned subsidiary, Beijing Continent Pharmaceuticals Co., Ltd. (d/b/a Gyre Pharmaceuticals Co., Ltd.) (“Gyre Pharmaceuticals”), since January 2022, as Honorary Chairman from April 2023 to January 2025 and as Chairman and legal representative from January 2025 to April 2025. Prior to being re-designated as an executive director, Mr. Ma served as a director of Gyre Pharmaceuticals from June 2006. Mr. Ma has over 27 years of experience in the pharmaceutical industry. Mr. Ma founded Kangdini Factory, one of the founding shareholders of Gyre Pharmaceuticals, in June 1996, and acted as its general manager from June 1996 to March 2006, and then as the supervisor since March 2006. After the incorporation of Gyre Pharmaceuticals in June 2002, he served as the vice president of Gyre Pharmaceuticals from June 2002 to July 2011 and then as the general manager from July 2011 to April 2023. Prior to founding Kangdini Factory, Mr. Ma served as the general manager of Beijing Pan-continental Medical Limited. Mr. Ma graduated from Beijing University of Posts and Telecommunication (formerly known as Beijing College of Posts and Telecommunication) in the People’s Republic of China (“PRC”) in August 1978, majoring in radio technology and short-wave communication. He further obtained his master’s degree in engineering from China Electric Power Research Institute (formerly known as Electric Power Research Institute) in the PRC in September 1983.
We believe Mr. Ma is qualified to serve on our Board due to his over 20 years of experience in the pharmaceutical industry and as a director, general manager and supervisor of Gyre Pharmaceuticals.
Ping Zhang. Mr. Zhang has served as a director of the Company since January 2025 and as Executive Chair of the Board since March 2025. He has also served as Chairman and legal representative of Gyre Pharmaceuticals since April 2025. Mr. Zhang was the Lead Independent Director of the Company from January 2025 to March 2025. Mr. Zhang has served as a Managing Partner at String Capital Management Co., Limited, a private equity investment firm, since 2018. From 2015 to 2018, he served as Head of Private Equity and Venture Capital Investments at AEON Life Insurance Company, Ltd. Prior to that, from 2011 to 2015, he led the China-focused funds of Japan Asia Investment Co., Ltd., focusing on cross-border investments between Japan and China. From 2008 to 2010 , Mr. Zhang was the only mainland Chinese Managing Director and Partner at AEA Investors LP, a New York-based mid-cap buyout fund. Between 2004 and 2008, he established and led the investment banking and venture capital arm of Mitsubishi UFJ Financial Group in China, serving as its Chief Executive Officer. Earlier in his career, he held roles at Mitsui & Co. and Itochu Corporation. Mr. Zhang also currently serves as an executive director of GNI Japan and as a director of Asian Star Co. (TSE: 8946). He holds a B.S. in Polymer Science from Fudan University and his M.B.A. in Finance from the University of Chicago Booth School of Business.
We believe Mr. Zhang is qualified to serve on our Board due to his extensive experience in managing multinational operations, as well as his deep expertise in private equity, venture capital and mergers and acquisitions.
Class II Directors Continuing in Office
David M. Epstein, Ph.D. Dr. Epstein has served as a director of the Company since August 2024 and is a co-founder of PairX Bio Pte. Ltd., a biopharmaceutical company, where he has served as a director since June 2022 and as President and Chief Executive Officer since September 2023. Dr. Epstein is also the co-founder of Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), where he served as President and Chief Executive Officer from September 2016 to September 2023. He also served as director of Black Diamond Therapeutics from September 2016 until June 2024. From January 2019 to June 2023, Dr. Epstein served as an Associate Professor in the Cancer and Stem Cell Biology Program at Duke-NUS Medical School. From April 2014 to December 2018, Dr. Epstein held various positions, including Vice Dean, Innovation & Entrepreneurship and Associate Professor in Cancer and Stem Biology, at Duke-NUS Medical School, Singapore, where he founded and built Duke-NUS’s Center for Technology & Development. From June 2010 to March 2013, Dr. Epstein was Senior Vice President, Chief Scientific Officer and Site Head for OSI Pharmaceuticals, Inc. (“OSI”), a pharmaceutical company acquired by Astellas Pharma, Inc. He also served as Senior Vice President and Chief Scientific Officer, Oncology, at OSI from 2006 to 2010. Before joining OSI, from 2001 to 2006, Dr. Epstein served as Vice President, Biology, and from 2000 to 2003, as co-founder and director at Archemix Corporation, a biotechnology company. Dr. Epstein served as a member of the board of directors at MetaStat, Inc., a precision medicine biotechnology company, from April 2013 to April 2015. Dr. Epstein earned a B.S. in Chemistry from Lewis & Clark College and a Ph.D. in Biochemistry from Brandeis University. Dr. Epstein completed a joint post-doctoral fellowship, leading a collaboration in protein structure, function and NMR dynamics between the labs of Steven Benkovic at Penn State and Peter Wright at The Scripps Research Institute in La Jolla, California.
We believe Dr. Epstein is qualified to serve on our Board due to his leadership, managerial, scientific and academic experience in the biotechnology industry and his experience founding and serving as a director of biotechnology companies.
Han Ying, Ph.D. Dr. Ying has served as a director of the Company since October 2023 and as Chief Executive Officer since January 2024. Dr. Ying previously served as a director of the Gene Corporation and as a director of Base Therapeutics, a biotechnology company. Dr. Ying is a co-founder of Base Therapeutics and served as chief operating officer from January 2021 to December 2023. From 2020 to 2021, he served as the chief technology officer for Tactiva Therapeutics, an immune-oncology company. From 2017 to 2019, Dr. Ying served as the scientific founding team member for T-Cure Bioscience and as chief scientific officer in the in the biomedical sector of Sanpower Group. From 1999 to 2022, Dr. Ying served as a principal investigator at the Maxine Dunitz Neurosurgical Institute, where he oversaw a clinical laboratory conducting dendritic cell vaccine trials for malignant brain tumors. From 2002 to 2007, he served as a project leader in the Cancer Research Department of Berlex Biosciences. From 2007 to 2009, Dr. Ying was at Monogram Biosciences, a personalized medicine company that developed biomarkers for a selection of patients for novel targeted drugs. In 2012, Dr. Ying co-founded Immunnova, a biotech company focused on dendritic cell vaccines and antigen-specific T cells. He has consulted for several early and late-stage biotech companies in the field of cancer immunotherapy, including HRYZ and Sanpower Group, and he served as the key technical expert for the international mergers and acquisitions team that completed the acquisition of Dendreon by Sanpower Group in 2017. Dr. Ying received his Ph.D. in cancer biology from Stanford University and his B.S. and M.S. in biological studies from Beijing University. He completed his post-doctoral training at the National Cancer Institute.
We believe Dr. Ying is qualified to serve on our Board due to his over 20 years of experience in immunology, the pharmaceutical industry, biotech startups, operations, project management and fundraising.
Class III Directors Continuing in Office
Thomas Eastling. Mr. Eastling has served as a director of the Company since October 2023 and served as a member of the board of directors of Catalyst from December 2022 until the Business Combination Closing. He has also served as a member of the board of directors and Chief Financial Officer of Cullgen Inc., a biopharmaceutical company, since February 2018, as an outside member of GNI Japan since April 2013 and an advisor to the executive committee of GNI Japan since September 2013. He previously served as Chief Financial Officer of GNI Japan, a vertically-integrated, multinational bio-pharma company, focused on drug research, clinical development, manufacturing, sales and marketing, from 2013 to 2021. Mr. Eastling has more than twelve years of experience serving as a public company board member, as well as positions on numerous private company boards. His career covers roles in executive management, global finance and mergers and acquisitions, with senior postings in New York, London, Tokyo and Hong Kong. Mr. Eastling started his career on Wall Street at Nikko Securities Co. International, Inc., where he worked from June 1983 to November 1999, rising to the position of Senior Vice President & General Manager of the Investment Banking and Syndicate Divisions. Mr. Eastling was the Company Representative in Japan for Duff & Phelps Credit Rating Co., which was acquired by Fitch Ratings, Inc. in 2021, from May 2000 to June 2001 and subsequently worked as Managing Director for Softbank Corp. from July 2001 to July 2003. In 2009, he relocated to Hong Kong with American Appraisal where he served as Director of the firm’s Transaction Advisory Services in Asia until August 2013. He returned to Japan in 2013 to assume the position of Chief Financial Officer and Representative Executive Officer for GNI Japan from 2013 to 2021, relocating in 2021 to Cullgen’s San Diego headquarters. Mr. Eastling has a bachelor’s degree from the University of Southern California and a master’s degree from the American Graduate School of International Management. He graduated from the Board Director Training Institute of Japan and has a NACD.DC® Official Designation (Certified Director) from the National Association of Corporate Directors.
We believe Mr. Eastling is qualified to serve on our Board because of his financial expertise, international executive management background and his experience over a number of years as a director of public and private companies in the life sciences industry.

Renate Parry, Ph.D. Dr. Parry has served as a director of the Company since October 2023. Since 2020, she has served as a consultant in oncology research and development and business strategy. She worked at Varian Medical Systems (“Varian”), a medical device company, as Senior Manager from 2008 to 2012, then as Director of Translational Medicine from 2012 to 2016, and as Senior Director from 2016 to 2019, where she was responsible for developing and implementing a novel strategy to improve cancer radiation therapy while reducing radiation-induced side effects. Prior to Varian, Dr. Parry served as an oncology scientist for Berlex Biosciences, and as a research scientist at the Institute for Diagnostic Research at Schering AG. She has developed and advanced three novel drugs for oncology and fibrosis indications, advancing these programs from conception to clinical trials. Dr. Parry has authored or co-authored over 15 publications and has 15 registered patents. She received her diploma and Ph.D. in biology from the Institute of Toxicology at the Johannes-Gutenberg-University of Mainz, Germany.
We believe Dr. Parry is qualified to serve on our Board because of her over 25 years of experience in management of research and development activities in pharmaceutical, biotechnology and medical device companies, including her experience and expertise in oncology research and development.
Rodney Nussbaum. Mr. Nussbaum has served as a director of the Company since March 2024. He is a retired Certified Public Accountant with nearly four decades of experience with global auditing and consulting firms. Mr. Nussbaum has served as Managing Executive of Atago Advisory, LLC, an accounting and financial reporting advisory firm, since October 2016. He was a Senior Partner at Ernst & Young in Tokyo, Japan from 2004 to 2016, a Senior Partner at KPMG in Tokyo, Japan from 2002 to 2004 and a Partner at Arthur Andersen from 1991 to 2002. During his career he has served a variety of client companies, ranging from entrepreneurial start-ups to those in the Global 100, in multiple industries including technology, pharmaceutical and medical devices. While in Japan, Mr. Nussbaum worked in capital markets practices, including involvement in cross border securities offerings and Foreign Private Issuers offerings in the United States. Mr. Nussbaum has served as a director of Cullgen. since December 2018 and as a director of Zeal Senior Living, Inc. since March 2020. He previously served as a director for several non-profit organizations. He holds a Bachelor of Sciences in Business Administration/Accounting from Boston University.
We believe Mr. Nussbaum is qualified to serve on our Board because of his over 30 years of experience in accounting and finance, as well as his experience with pharmaceutical and medical companies.
Board Recommendation
The Board recommends a vote “FOR” the election of each of the Class I director nominees set forth above.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the rules of the SEC and pursuant to the Dodd-Frank Act, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.
The say-on-pay vote is a non-binding vote on the compensation of our “named executive officers,” as described in this Proxy Statement in the “Executive Compensation” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure. The say-on-pay vote is not a vote on our general compensation policies or compensation of our Board. Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
We are required to hold a say-on-pay vote at least once every three years, and we have determined to hold a say-on-pay vote every year. Unless the Board modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay vote is expected to occur in 2026.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITOR APPOINTMENT
Our Audit Committee has appointed Grant Thornton Zhitong Certified Public Accountants LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025. In this Proposal 3, we are asking stockholders to vote to ratify this appointment. Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Stockholder ratification of the appointment of Grant Thornton as the Company’s independent auditor is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the committee will reconsider its appointment. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Grant Thornton has served as our independent auditor since November 2023. Prior to the Business Combination Closing, Grant Thornton served as auditor of Gyre Pharmaceuticals and its subsidiaries. The following table summarizes the audit fees billed and expected to be billed by Grant Thornton for the indicated fiscal years and the fees billed by Grant Thornton for all other services rendered during the indicated fiscal years. All services associated with such fees and provided after the Business Combination Closing were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2024	2023
Audit Fees(1)	$713,362	$439,193
Audit-Related Fees(2)	—	—
Tax Fees(3)	$13,123	$13,302
All Other Fees(4)	—	—
Total Fees	$726,485	$452,495

(1)
Audit Fees for fiscal 2024 consist of fees for professional services for the audit of our annual financial statements for the years ended December 31, 2024 and 2023, the reviews of unaudited interim financial statements, issuance of consents and comfort letters and statutory financial statement audits. Audit Fees for fiscal 2023 consist of fees for professional services for the audit of our annual financial statements for the years ended December 31, 2023 and 2022.

(2)	Audit-Related Fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	Tax Fees consist of fees for tax compliance services related to statutory tax filings.
(4)	All Other Fees consist of fees for all other services.
Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or non-audit services. The committee does not delegate its responsibility to pre-approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve audit and non-audit services to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any pre-approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.
Recent Change in Independent Auditor
Dismissal of EisnerAmper
As previously reported on the Current Report on Form 8-K filed with the SEC on November 2, 2023, prior to the Business Combination Closing, EisnerAmper served as the independent registered public accounting firm of Catalyst. On the Business Combination Closing, following the completion of Catalyst’s audit for the year ended December 31, 2022 and the subsequent interim periods through September 30, 2023, which consisted only of the accounts of Catalyst, and the filing of Catalyst’s Annual Report on Form 10-K for the year ended December 31, 2022 and Catalyst’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, the Audit Committee dismissed EisnerAmper as our independent registered public accounting firm.
EisnerAmper’s reports on Catalyst’s (for purposes of this subsection, the “Company”) consolidated financial statements as of and for the years ended December 31, 2022 and 2021 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for the following:
(i)
EisnerAmper’s report on Catalyst’s consolidated financial statements as of and for the years ended December 31, 2022 and 2021, contained a separate paragraph stating that “The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the terms of the Convertible Preferred Stock include a cash settlement feature which, provide that, if the Company’s stockholders fail to approve the conversion of the Convertible Preferred Stock by September 30, 2023, the Company could be required to make cash payments to the holders of the Convertible Preferred Stock significantly in excess of its current liquidity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

(ii)
The accompanying notes to Catalyst’s unaudited condensed consolidated financial statements as of and for the quarters ended March 31, 2023 and June 30, 2023 both contained language stating that “However, as the vote of the Company’s common stockholders is outside of the control of the Company, there is substantial doubt about its ability to continue as a going concern for at least 12 months following the issuance of these condensed consolidated financial statements. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.”

(iii)
The accompanying notes to Catalyst’s unaudited condensed consolidated financial statements as of and for the quarter ended September 30, 2023 contained language stating that “As part of the Business Combination Agreement, GNI agreed to share certain ongoing operating expenses incurred by the Company until the Business Combination Agreement closes. See Note 12, Related Parties, for additional information regarding this arrangement. The actual amount and timing of the cost sharing payments from GNI is outside of the control of the Company. Given the uncertainties related to the pending Business Combination Agreement, there is substantial doubt about the Company’s ability to continue as a going concern for at least 12 months following the issuance of these condensed consolidated financial statements. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty.”

During the years ended December 31, 2022 and 2021, and the subsequent interim period through September 30, 2023, there were: (i) no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions, between Catalyst and EisnerAmper on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to EisnerAmper’s satisfaction, would have caused EisnerAmper to make reference thereto in its reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Catalyst requested that EisnerAmper furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 2, 2023, was filed as Exhibit 16.1 to the Current Report on Form 8-K filed with the SEC on November 2, 2023.

Appointment of Grant Thornton
On the Business Combination Closing, the Audit Committee engaged Grant Thornton as our independent registered public accounting firm.
During the years ended December 31, 2022 and 2021, and the subsequent interim period through September 30, 2023, neither the Company nor anyone on its behalf has consulted with Grant Thornton regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2024 with the Company’s management and with Grant Thornton, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Grant Thornton pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Grant Thornton its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.
This report is provided by the following directors, who serve on the Audit Committee:
Rodney Nussbaum (Chair)
Renate Parry, Ph.D.
David Epstein, Ph.D.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at https://ir.gyretx.com/corporate-governance/governance-highlights under “Governance Documents.”
Controlled Company Exemption
Because GNI Japan controls a majority of the voting power of our outstanding common stock, we qualify as a “controlled company” within the meaning of the corporate governance standards of The Nasdaq Stock Market LLC (“Nasdaq”). Under these rules, we may elect not to comply with certain corporate governance requirements, including the requirements that a majority of our Board consist of independent directors and director nominees be selected or recommended to our Board entirely by independent directors. We rely on these exemptions. As a result, our Board does not consist of a majority of independent directors and director nominees are not selected or recommended to our Board by entirely independent directors.
Board Composition
Director Nomination Process
The Nominating Committee is responsible for, among other things, discuss succession planning for the Board and key leadership roles on the Board and its committees, and identifying qualified individuals to become members of the Board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and to assess the criteria that may be needed in the future, and identifying, reviewing the qualifications of and recommending potential director candidates.
In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the Chief Executive Officer (“CEO”), may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.
Criteria for Board Membership
In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee generally seeks to balance the experiences, skills and characteristics represented on the Board and does not assign specific weight to any of these factors. In addition, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.
Stockholder Recommendations for Directors
It is the Nominating Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” and should include the same information required under our Bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”

Board Leadership Structure
We do not have a policy regarding whether the roles of the Executive Chair of the Board (“Chair”) and the CEO should be separate or combined, and our Board believes that we should maintain our flexibility to select the Chair and CEO and determine the appropriate leadership structure, from time to time, based on criteria that are in our best interests and the best interests of our stockholders. Our Board periodically reviews its leadership structure to evaluate whether the structure remains appropriate for the Company. At any time when the Chair is not independent or there is not a Chair, the independent directors of the Board may, but are not required to, designate an independent director to serve as lead independent director.
Currently, the roles of Chair and the CEO are separate, the Chair is not an independent director and the Board has not designated a lead independent director. Mr. Zhang, an executive director of GNI Japan (which controls a majority of the voting power of our outstanding common stock), serves as our Chair of the Board while Dr. Ying serves as our Chief Executive Officer. The Board believes that this structure is appropriate for the Company as it reflects the Company’s status as a controlled company and the Chair’s leadership of the Board and oversight of corporate governance matters enables our CEO to focus on leading the Company’s business.
The independent directors have the opportunity to meet in executive sessions without management present at every regular Board meeting and at such other times as may be determined by the Chair. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.
The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
Director Independence
Our Board determines the independence of our directors by applying the applicable rules, regulations and listing standards of Nasdaq. These provide that a director is independent only if the Board affirmatively determines that the director does not have a relationship with us which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Such relationships may include employment, commercial, accounting, family and other business, professional and personal relationships.
Applying these standards, our Board reviews the independence of our directors, taking into account all relevant facts and circumstances. After considering the foregoing factors, our Board has determined that the following members of our Board are currently independent: Drs. Carmichael, Epstein and Parry and Mr. Nussbaum. Mr. Eastling is not independent as he is married to the Company’s Chief Financial Officer, Mr. Ma is not independent as he is our President, Dr. Ying is not independent as he is our Chief Executive Officer and Mr. Zhang is not independent as he is an executive director of GNI Japan. Dr. Nassim Usman was previously determined to be independent during the period he served on the Board in 2024. Dr. Ying Luo was previously determined not to be independent during the period he served on the Board in 2024 as he was President and Chief Executive Officer of GNI Japan during that period. Dr. Charles Wu was previously determined not to be independent during the period he served on the Board in 2024 as he was our Chief Executive Officer during that period.
All members of our Audit Committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq. Members of the Audit Committee also must satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are electing not to avail ourselves of the controlled company exemption for compensation committees, and, as a result all members of our Compensation Committee must be independent directors under the applicable rules, regulations and listing standards of Nasdaq and must satisfy the independence criteria set forth in Rule 10C under the Exchange Act. Our Board has determined that all members of our Audit Committee and Compensation Committee are independent and satisfy the relevant independence requirements for such committees.
Board Committees
Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://ir.gyretx.com/corporate-governance/governance-highlights under “Committee Charters.”

Name	Audit Committee	Compensation Committee	Nominating Committee
Gordon Carmichael, Ph.D.		X	X
Thomas Eastling			Chair
Ping Zhang			X
Songjiang Ma
Rodney Nussbaum	Chair
Renate Parry, Ph.D.	X	Chair
David M. Epstein, Ph.D.	X	X
Han Ying
# of Meetings in 2024	4	4	1

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, qualifications and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K
Mr. Nussbaum qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are financially literate under Nasdaq listing rules.
Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our executive officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of the goals and objectives and setting or recommending to the Board the CEO’s compensation based on the committee’s evaluation. The committee also oversees the evaluation of other executive officers and sets or recommends to the Board the compensation of such executive officers based upon the recommendation of the CEO and administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.
The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Aon/Radford in 2024 to provide advice regarding the amount and form of executive and director compensation.
Nominating Committee. The primary responsibilities of our Nominating Committee are to discuss succession planning for the Board and key leadership roles on the Board and its committees, identify individuals qualified to become members of the Board, recommend director candidates to the Board, including for election or reelection to the Board at each annual stockholders’ meeting, and perform a leadership role in shaping the Company’s corporate governance. In addition, the committee is responsible for developing and recommending to the Board criteria for identifying and evaluating qualified director candidates and developing and recommending to the Board a set of corporate governance principles. The committee is also responsible for making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees.

Board Risk Oversight
We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:
•	The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management.
•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.
•	The Nominating Committee is responsible for overseeing management of risks related to director succession planning and corporate governance practices.
Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.
Other Corporate Governance Practices and Policies
Director Attendance
During the year ended December 31, 2024, the Board met four times. During 2024, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.
Directors are encouraged to attend the annual meeting of stockholders. All but one of our directors then serving on the Board attended the 2024 Annual Meeting of Stockholders.
Stockholder Communications
Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
As a general matter, the management team, including the CEO, President, Chief Financial Officer and Chief Operating Officer, serve as the primary spokespersons for the Company and are responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board oversees the Company’s stockholder engagement efforts.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. A copy of the code is available on our website located at https://ir.gyretx.com/corporate-governance/governance-highlights under “Governance Documents.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.
Clawback Policy
We have an Incentive Compensation Clawback Policy that is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will recover on a reasonably prompt basis the amount of any incentive-based compensation received by any covered executive after October 30, 2023 and during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.
Insider Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale and/or other dispositions of our securities by our directors, officers and employees, and other covered persons, as well as the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards, as applicable.
As part of these policies and procedures, we prohibit our directors, officers, employees and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.
Equity Grant Policy and Practices
It is the Company’s policy to generally grant equity awards, including stock options, outside of blackout periods under our insider trading policy. During 2024, the Compensation Committee did not consider material non-public information when determining the timing or terms of equity awards, and the Company did not time the disclosure of material non-public information for the purpose of affecting the value of any executive compensation awarded during the year.
Compensation Committee Interlocks
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.
Director Compensation
The following table provides information for the year ended December 31, 2024 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion of 2024. Employees who served on our Board during 2024 did not receive additional compensation for such service.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Gordon Carmichael, Ph.D.	52,000	384,030	436,030
Thomas Eastling	57,167	191,436	248,603
Ying Luo, Ph.D.(4)	85,000	191,436	276,436
Songjiang Ma	—	180,858	180,858
Renate Parry, Ph.D.	62,708	384,030	446,738
Nassim Usman, Ph.D.(5)	65,000	—	65,000
Rodney Nussbaum(6)	42,611	397,948	440,559
David W. Epstein, Ph.D.(7)	38,870	388,146	427,016

(1)
Charles Wu, Ph.D. served as a member of our Board until his resignation on January 15, 2024. Dr. Wu was an employee of the Company and did not receive any compensation for his Board service, and therefore he is not included in this table. Han Ying, Ph.D. served as a non-employee director until his appointment as our Chief Executive Officer on January 15, 2024. Dr. Ying’s compensation for his Board service during 2024 is described below in the Summary Compensation Table.

(2)	This amount represents fees for services in 2024 only.
(3)
The amounts reported in this column represent the aggregate grant date fair value of the awards granted to our non-employee directors during the year ended December 31, 2024, as computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are set forth in Note 12 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended

December 31, 2024. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the non-employee directors from the awards. As of December 31, 2024, our non-employee directors held the following number of outstanding stock options: (i) Dr. Carmichael, 53,866; (ii) Mr. Eastling, 369,518; (iii) Dr. Luo, 27,866; (iv) Dr. Parry, 53,866; (v) Mr. Nussbaum, 53,866; and (vi) Dr. Epstein, 53,866.
(4)	Dr. Luo resigned from our Board effective as of December 31, 2024.
(5)	Dr. Usman resigned from our Board effective as of June 30, 2024.
(6)	Mr. Nussbaum was appointed to our Board on March 20, 2024.
(7)	Dr. Epstein was appointed to our Board on August 6, 2024.
Non-Employee Director Compensation Arrangements
Each of our non-employee directors receives compensation pursuant to the non-employee director cash and equity compensation program adopted by our Board. This program provides for the following annual cash retainers:

Board of Directors Retainers:
Chair	$ 75,000
Non-Chair Member	$40,000
Audit Committee Retainers:
Chair	$18,000
Non-Chair Member	$9,000
Compensation Committee Retainers:
Chair	$14,000
Non-Chair Member	$7,000
Nominating and Corporate Governance Committee Retainers:
Chair	$10,000
Non-Chair Member	$5,000

In addition, each non-employee director who initially joins our Board receives an initial grant of stock options to purchase 52,000 shares of our common stock. The initial stock option grants vest in equal monthly installments over three years.
Each non-employee director who is serving as of the date of the Annual Meeting will receive a grant of stock options to purchase 26,000 shares of our common stock. Annual stock option grants vest in equal monthly installments over one year.
In addition, all non-employee directors are reimbursed their reasonable travel expenses incurred in attending board and committee meetings.

EXECUTIVE OFFICERS
Biographical and other information regarding our executive officers, who are appointed by the Board and serve at the Board’s discretion, is set forth below. Other than Ms. Chen and Mr. Eastling, who are husband and wife, there are no family relationships among any of our directors or executive officers.

Name	Age (as of April 21)	Position
Han Ying, Ph.D(1)	60	Chief Executive Officer and Director
Songjiang Ma(1)	69	President and Director
Ruoyu Chen	55	Chief Financial Officer
Weiguo Ye	48	Chief Operating Officer

(1)	For Dr. Ying and Mr. Ma’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.
Ruoyu Chen. Ms. Chen has served as our Chief Financial Officer since October 2023. She has also served as a director of Gyre Pharmaceuticals since 2018. Ms. Chen previously served as senior vice president of finance of GNI USA from 2021 until the Business Combination Closing, where she was primarily responsible for managing the business of GNI Japan in the United States. Ms. Chen has over 20 years of management experience working for multinational companies in departments such as global finance, audit, internal control, taxation, administration and mergers and acquisitions. From 2014 to 2021, Ms. Chen served as the director of finance and accounting of GNI Japan and directly reported to the chief financial officer of GNI Japan. In this role, she led investments, financing, financial reporting, and public company disclosure, and was responsible for budget management and financial analysis. From 2012 to 2014, Ms. Chen worked as a manager of the internal audit division at Protiviti Japan. From 2007 to 2011, she worked at BDO International Japan as an auditor. From 1999 to 2003, Ms. Chen worked at Arthur Andersen Japan, where she participated in strategic consulting projects that implemented the enterprise resource planning systems at several Japanese multinational companies. From 1997 to 1999, she worked as a corporate strategy consultant for Mitsubishi UFJ Consulting and Research Japan. Ms. Chen holds a bachelor’s degree from Nankai University in the PRC and a master’s degree from the Graduate School of Economics at Kyoto University in Japan. She is a certified public accountant in Washington State and a CFA Level 2 candidate.
Weiguo Ye. Mr. Ye has served as our Chief Operating Officer since October 2023 and as Gyre Pharmaceuticals’ director and president since April 2023, where he is primarily responsible for the overall management and operation of Gyre Pharmaceuticals. Mr. Ye has over 20 years of experience in the pharmaceutical industry. Prior to his current position with Gyre Pharmaceuticals, Mr. Ye held a series of positions at Gyre Pharmaceuticals of increasing responsibility, including as a sales director from December 2016 to September 2017, vice president from September 2017 to May 2018, executive vice president from May 2018 to April 2023 and chief operating officer from January 2021 to April 2023. Prior to joining Gyre Pharmaceuticals, Mr. Ye had over 18 years of sales management experience. Mr. Ye served as the marketing vice president of Hubei Monyan Pharmaceuticals Co., Ltd. from March 2015 to November 2016 and as the grand area manager and then national sales director of Jiangsu Simcere Pharmaceutical Co., Ltd. from November 2011 to February 2015. He worked at Shanghai Roche Pharmaceutical Ltd. from August 1997 to November 2011, with his last position as the regional sales manager. Mr. Ye obtained his undergraduate diploma in applied pharmacy through online learning from Peking University in the PRC in July 2009. He further obtained his executive M.B.A. degree from China Europe International Business School in the PRC in August 2021.

EXECUTIVE COMPENSATION
As a smaller reporting company, we have opted to comply with the scaled executive compensation disclosure rules applicable to smaller reporting companies, which requires compensation disclosure for our principal executive officer during 2024 and each of our two other most highly compensated executive officers during 2024. We refer to these individuals as “named executive officers” or “NEOs.” For the year ended December 31, 2024, our named executive officers and the positions each held as of December 31, 2024 were:
•	Han Ying, Ph.D., our Chief Executive Officer;
•	Ruoyu Chen, our Chief Financial Officer;
•	Weiguo Ye, our Chief Operating Officer; and
•	Charles Wu, Ph.D., our former Chief Executive Officer(1).
(1)	Dr. Wu retired on January 15, 2024.
2024 Summary Compensation Table
The following table presents all of the compensation awarded to, earned by or paid to our named executive officers for the years ended December 31, 2024 and 2023.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(5)	Total ($)
Han Ying, Ph.D. Chief Executive Officer	2024	338,614	—	2,503,401	35,000	11,125	2,888,140
Ruoyu Chen Chief Financial Officer	2024	250,000	—	365,516	25,000	10,000	650,516
	2023	20,833	—	187,329	—	—	208,162
Weiguo Ye Chief Operating Officer	2024	148,279	—	—	168,499	15,841	332,619
	2023	265,656	—	—	—	8,961	274,617
Charles Wu, Ph.D. Former Chief Executive Officer	2024	12,500	—	—	—	2,850	15,350
	2023	106,152	—	—	—	—	106,152

(1)	Dr. Ying was hired on January 15, 2024 as the Company’s Chief Executive Officer.
(2)	Amounts reflect the dollar value of base salary earned by the NEOs in the years shown.
(3)	Amounts reflect discretionary annual cash bonuses paid to the NEOs for the years shown.
(4)
Amounts reflect the aggregate grant date fair value of option awards granted to the NEOs in the years shown, computed in accordance with FASB ASC Topic 718. A description of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense are described in Note 12 to our audited financial statements, Stock Based Compensation, included in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts may not correspond to the actual value eventually realized by the applicable NEO because the value depends on the market value of our common stock at the time the award is exercised.

(5)
Amounts reflect: (i) for Dr. Ying, a $2,625 cash retainer for his Board service during 2024 prior to being appointed the Company’s Chief Executive Officer and a Company contribution of $8,500 to Dr. Ying’s account under the Company’s 401(k) plan, (ii) for Ms. Chen, a Company contribution of $10,000 to Ms. Chen’s account under the Company’s 401(k) plan, (iii) for Mr. Ye, the value of Company contributions to a statutory pension plan, and (iv) for Dr. Wu, a Company contribution of $2,850 to Dr. Wu’s account under the Company’s 401(k) plan.

Elements of the Company’s Executive Compensation Program
For the year ended December 31, 2024, the compensation for each named executive officer generally consisted of a base salary, performance-based bonus, standard employee benefits, and grants of stock options under the Company’s equity plan. These elements (and the amounts of compensation and benefits under each element) were selected because the Company believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to the Company’s named executive officers.

Base Salary
The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Each named executive officer’s initial base salary was provided in his or her employment agreement, as applicable, and the base salaries of our executives are generally reviewed and, if appropriate, adjusted on an annual basis.
The table below sets forth the base salary as of December 31, 2024 for each NEO that was employed with us at such time:

Named Executive Officer	Base Salary as of 12/31/2024
Han Ying	$350,000
Ruoyu Chen	$250,000
Weiguo Ye	$150,000

The actual base salary paid to each named executive officer for the year ended 2024 is set forth above in the Summary Compensation Table in the column entitled “Salary.”
2024 Bonuses
The Company maintains a cash-based incentive compensation program in which certain of its employees, including its named executive officers, are eligible to receive bonuses based on business and performance goals. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by the Company’s Compensation Committee that are tied to pre-defined business and personal goals and objectives.
In 2024, Mr. Ying and Ms. Chen were each eligible to earn annual cash bonuses targeted at 10% of their respective base salaries. The Compensation Committee approved annual bonuses for Mr. Ying and Ms. Chen in the amounts of $35,000 and $25,000, respectively. Mr. Ye earned variable compensation in respect of 2024 performance in the aggregate amount of $168,499.
Long-Term Incentive Compensation
The Company maintains the Gyre Therapeutics, Inc. 2023 Omnibus Incentive Plan, referred to as the 2023 Plan, in order to facilitate the grant of equity incentives to directors, employees (including the named executive officers), consultants and other service providers of the Company and its affiliates to obtain and retain the services of these individuals, which is essential to its long-term success.
Employment Agreements
The Company has entered into employment agreements with each Dr. Ying, Ms. Chen and Mr. Ye the key terms of which are described below.
Ying Employment Agreement
As discussed above, Dr. Wu retired and resigned from his position as Chief Executive Officer effective on January 15, 2024. The Board appointed Dr. Ying Chief Executive Officer of the Company, effective January 15, 2024. In connection with his appointment, the Company entered into an employment agreement with Dr. Ying (the “Ying Employment Agreement”), pursuant to which he is entitled to an annual base salary of $350,000 and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Company’s board of directors. In addition, Dr. Ying is subject to (i) a non-solicitation restriction covering the Company’s employees and consultants for a period of 12 months following his termination of employment with the Company for any reason, (ii) a perpetual non-disparagement restriction, and (iii) a perpetual restriction on his disclosure of the Company’s confidential information.

Chen Employment Agreement
In connection with her appointment as Interim Chief Financial Officer on October 30, 2023, the Company entered into an employment agreement with Ms. Chen (the “Chen Employment Agreement”). The Chen Employment Agreement provides that Ms. Chen is entitled to an initial annual base salary of $250,000 and eligibility for an annual performance bonus based on the Company’s achievement of targets and milestones as determined by the Board or the Compensation Committee. In addition, pursuant to the Chen Employment Agreement, Ms. Chen is subject to (i) a non-solicitation restriction covering the Company’s employees and consultants for a period of 12 months following her termination of employment with the Company for any reason, (ii) a perpetual non-disparagement restriction, and (iii) a perpetual restriction on her disclosure of the Company’s confidential information.
Ye Labor Contract
Mr. Ye is party to a standard labor contract with Gyre Pharmaceuticals, which generally provides for a monthly base salary and eligibility for standard welfare and retirement benefits.

Outstanding Equity Awards at 2024 Fiscal-Year End Table
The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2024.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Han Ying	8/14/2024(1)	—	341,000	9.98	8/14/2034
	1/1/2024(2)	622	1,244	6.93	10/31/2033
Ruoyu Chen	8/14/2024(1)	—	50,000	9.98	8/14/2034
	10/31/2023(3)	34,380	—	6.93	10/31/2033
	10/30/2023(4)	578,540	—	0.75	10/29/2030
Weiguo Ye	10/30/2023(4)	1,665,115	—	0.75	10/29/2030

(1)
Represents an award of stock options that vest 25% on the first anniversary of the grant date and in equal monthly installments over the following three years, subject to continued employment through each applicable vesting date.

(2)	Represents an award of stock options that vest in equal installments on each of the first three anniversaries of the vesting commencement date, subject to continued service through each vesting date.
(3)	Represents an award of fully vested stock options granted to Ms. Chen at the closing of the Business Combination.
(4)
Represents fully vested awards of replacement Company stock options granted shortly following the closing of the Business Combination in respect of previously outstanding options to purchase shares of Gyre Pharmaceuticals.

Additional Narrative Disclosure
Retirement Benefits
The Company maintains a tax-qualified 401(k) retirement savings plan for its employees in the United States, including Ms. Chen, who satisfy certain eligibility requirements. The named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees, including matching contributions equal to 100% of the first 4% of applicable employee contributions. The Company does not maintain any defined benefit pension plans or nonqualified deferred compensation plans.
Mr. Ye participates in the statutorily required pension plan in China, pursuant to which we make contributions of a percentage of Mr. Ye’s base salary on the same terms as other full-time employees based in China.
Employee Benefits and Perquisites
All of the Company’s full-time employees in the United States are eligible to participate in health and welfare plans, including medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.
The Company believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its employees, including the named executive officers.
Potential Payments Upon Termination or Change in Control
Pursuant to the terms of each of the Ying Employment Agreement and the Chen Employment Agreement, upon the termination of, as applicable, Dr. Ying’s or Ms. Chen’s employment by the Company without “Cause” or by the applicable NEO for “Good Reason”, then such NEO will be entitled, in addition to any accrued amounts and subject to the execution and non-revocation of a general release of claims in favor of the Company, to (i) twelve (12) months’ salary continuation, (ii) up to 12 months of partially subsidized COBRA coverage, and (iii) accelerated vesting of any outstanding equity awards scheduled to vest in the twelve (12) month period immediately following such termination.

As used in each of the Ying Employment Agreement and the Chen Employment Agreement:
•
“Cause” generally means the applicable NEO’s (i) indictment for, conviction of or plea of nolo contendere to any felony or other crime involving fraud, dishonesty or acts of moral turpitude, (B) commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its customers or suppliers, (C) substantial failure to timely perform duties reasonably directed by the Board (other than due to disability), (D) engaging or having engaged in any acts constituting breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of the executive’s services provided to or for the Company, or (E) material breach of his employment agreement, any other material agreement with the Company, or any internal policies or procedures of the Company in effect from time to time.

•
“Good Reason” generally means (i) any material reduction in the NEO’s duties or responsibilities, (ii) any material reduction in the NEO’s then-current base salary or target annual incentive award (except as part of an across-the-board reduction applicable to all NEOs), or (iii) the Company’s material breach of a material term of the NEO’s employment agreement; provided, that a resignation will not be deemed to constitute “Good Reason” unless (x) the NEO provides the Company 30 days’ prior written notice of intent to terminate for Good Reason, (y) the purported Good Reason event or circumstance is not corrected within 30 days following the Company’s receipt of such notice, and (z) the NEO’s resignation becomes effective not more than 30 days following the conclusion of such cure period.

Dr. Wu was not entitled to, nor did he receive, any severance or other termination-related payments in connection with his retirement and resignation from the Company on January 15, 2024.

Pay-Versus-Performance
Our Compensation Committee approves and administers our executive compensation program to align executive compensation with stockholder interests by linking pay to performance. Our overall compensation program includes a mix of short-term and long-term components through our annual incentive plan and equity awards. As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid to our named executive officers and certain aspects of our financial performance. We are a smaller reporting company pursuant to Rule 405 of the Securities Act of 1933, as amended, and, as such, are only required to include information for the past three fiscal years in the table below.
Pay-Versus-Performance Table

Year	Summary Compensation Table Total for PEO #1 (Han Ying) ($)(1)	Summary Compensation Table Total for PEO #2 (Charles Wu) ($)(1)	Summary Compensation Table Total for PEO # 3 (Songjiang Ma) ($)(1)	Compensation Actually Paid to PEO #1 (Han Ying) ($)(2)	Compensation Actually Paid to PEO #2 (Charles Wu) ($)(2)	Compensation Actually Paid to PEO #3 (Songjiang Ma) ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Stockholder Return Based on Initial Fixed $100 Investment ($)(5)	Net Income (in thousands) ($)(6)
2024	2,888,140	15,350	N/A	3,673,377	15,350	N/A	491,568	548,481	134	17,898
2023	N/A	$106,152	103,027	N/A	1,178,682	28,487,290	241,389	7,309,307	398	(85,480)
2022	N/A	N/A	136,352	N/A	N/A	(199,434)	263,771	186,631	0	4,314

(1)	During years 2022 through 2024, the following individuals served as “principal executive officer” during the time periods set forth below:

Name	Dates as PEO During Years 2022 through 2024
Songjiang Ma	January 1, 2022 through October 29, 2023
Charles Wu, Ph.D.	October 30, 2023 through January 15, 2024
Han Ying, Ph.D.	January 15, 2024 through December 31, 2024

The dollar amounts reported in these columns represent the amount of total compensation reported for each of Dr. Ying, Dr. Wu and Mr. Ma (collectively, our “PEOs”) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year.
(2)
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our PEOs, as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. In accordance with these rules, these amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2024. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the PEOs during the applicable fiscal year.

	Dr. Ying 2024	Dr. Wu 2024
Summary Compensation Table Total	$2,888,140	$15,350
Less, value of “Option Awards” reported in Summary Compensation Table	$2,503,401	—
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$3,281,326	—
Plus, fair value as of vesting date of equity awards granted and vested in the year	$7,312	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	—	—
Plus (less), change in fair value from last day of prior fiscal year to vesting date for equity awards granted in prior years that vested in the year	—	—
Less, prior year-end fair value for any equity awards forfeited in the year	—	—
Compensation Actually Paid to PEOs	$3,673,377	$15,350

(3)
The dollar amounts reported in this column represent the average amount of total compensation report for our NEOs as a group (excluding our PEOs) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation—Summary Compensation Table” above. The names of each NEO included for these purposes in each applicable year are as follows: (i) for 2024 and 2023, Ruoyu Chen and Weiguo Ye, and (ii) for 2022, Weiguo Ye and Lin Han.

(4)
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our NEOs as a group (excluding our PEOs), as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. In accordance with these rules, these amounts reflect total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2024. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to the NEOs as a group (excluding our PEOs) during the applicable fiscal year.

2024
Average Summary Compensation Table Total	$491,568
Less, average value of “Option Awards” reported in Summary Compensation Table	$182,758
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$239,672
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	—
Plus (less), average change in fair value from last day of prior fiscal year to vesting date for equity awards granted in prior years that vested in the year	—
Less, average prior year-end fair value for any equity awards forfeited in the year	—
Average Compensation Actually Paid to Non-PEO NEOs	$548,481

(5)
Cumulative total stockholder return (“TSR”) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and (ii) the difference between our stock price at the end of the applicable measurement period and the beginning of the measurement period by (b) our stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2021.

(6)	The dollar amounts reported represent the amount of net income (loss) reflected in our audited financial statements for each covered fiscal year.
Analysis of Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table above.
Compensation Actually Paid and Company TSR
The following graph displays the compensation actually paid to our NEOs compared to our TSR.

Compensation Actually Paid and Net Income
The following graph displays our compensation actually paid compared to our net income.

Compensation Actually Paid vs. Net Income
Compensation Actually paid ($M)
$30
$25
$20
$15
$10
$5
$0
($5)
2022
2023
2024
$30
$20
$10
$0
($10)
($20)
($30)
($40)
($50)
($60)
($70)
($80)
($90)
($100)
Net Income ($M)
CAP - PEO 1($M)
CAP - PEO 2($M)
CAP - PEO 3($M)
AVG CAP – Other NEOs ($M)
Net Income ($M)

CERTAIN INFORMATION ABOUT OUR COMMON STOCK
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 12, 2025 by:
each of our directors and nominees;
each of our named executive officers;
all of our directors and executive officers as a group; and
each person, or group of affiliated persons, who is known by us to beneficially owner of greater than 5% of our common stock.
The column entitled “Shares Beneficially Owned” is based on a total of 93,612,442 shares of our common stock outstanding as of March 12, 2025.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of the date of this table are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Gyre Therapeutics, Inc., 12770 High Bluff Drive, Suite 150, San Diego, CA 92130.

	Shares beneficially owned
Name and address of beneficial owner	Number	Percentage
Greater than 5% Stockholders:
Entitles affiliated with GNI Japan(1)	73,313,885	77.9%
Ying Luo, Ph.D.(2)	8,481,894	8.6%
Songjiang Ma(3)	7,362,640	7.5%
Named Executive Officers and Directors:
Ping Zhang(4)	5,778	*
Charles Wu, Ph.D.	—	—
Thomas Eastling(5)	972,527	1.0%
Songjiang Ma(3)	7,362,640	7.5%
Ruoyu Chen(5)	972,527	1.0%
Gordon Carmichael(6)	12,178	*
Han Ying, Ph.D.(7)	622	*
Renate Parry, Ph.D.(8)	12,178	*
David W. Epstein, Ph.D.(9)	11,556	*
Weiguo Ye(10)	1,677,615	1.8%
Rodney Nussbaum(11)	12,178	*
All current executive officers and directors as a group (11 persons)(12)	10,067,272	10.0%

*	Represents beneficial ownership of less than one percent.
(1)
Based on our records and a Schedule 13D/A filed on January 24, 2024. Consists of (i) 72,773,219 shares of our common stock held by GNI USA and (ii) 540,666 shares of our common stock issuable upon conversion of 811 shares of our Series X Convertible Preferred Stock underlying warrants held by GNI USA. GNI USA, through GNI Japan-affiliated entities, is a wholly owned subsidiary of GNI Japan. By virtue of such relationship, GNI Japan may be deemed to have voting and investment power with respect to the shares held by GNI USA. The address for these entities is c/o GNI Group Ltd., Nihonbashi-Honcho YS Bldg. 3rd Floor 2-2-2 Nihonbashi-Honcho, Chuo-ku, 103-0023 Tokyo, Japan.

(2)
Based on our records and a Schedule 13D/A filed on September 6, 2024. Consists of (i) 2,840,376 shares of our common stock held by Ping Lan, (ii) 2,262,755 shares of our common stock underlying options held by Ms. Lan that are exercisable as of the date of this table or will become exercisable within 60 days after such date and (iii) 3,378,763 shares of our common stock underlying options held by Ying Luo that are exercisable as of the date of this table or will become exercisable within 60 days after such date. Ms. Lan and

Dr. Luo are married. The address for Ms. Lan is c/o Beijing Continent Pharmaceuticals Co., Ltd., 6th floor, Junkang Life Insurance Building, No.1 Building, Wangjing Dongyuan 4 District, Chaoyang District, Beijing, People’s Republic of China. The address for Dr. Luo is c/o GNI Group Ltd., Nihonbashi-Honcho YS Bldg. 3rd Floor 2-2-2 Nihonbashi-Honcho, Chuo-ku, 103-0023 Tokyo, Japan.
(3)
Consists of (i) 2,835,260 shares of our common stock held by the spouse of Mr. Ma and (ii) 4,527,380 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(4)	Consists of 5,778 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(5)
Consists of (i) 359,607 shares of our common stock underlying options held by Thomas Eastling that are exercisable as of the date of this table or will become exercisable within 60 days after such date and (ii) 612,920 shares of our common stock underlying options held by Ruoyu Chen that are exercisable as of the date of this table or will become exercisable within 60 days after such date. Mr. Eastling and Ms. Chen are married.

(6)	Consists of 12,178 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(7)	Consists of 622 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(8)	Consists of 12,178 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(9)	Consists of 11,556 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(10)	Consists of 1,677,615 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(11)	Consists of 12,178 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(12)
Consists of (i) 2,835,260 shares of our common stock and (ii) 7,232,012 shares of our common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. To our knowledge, based solely on our review of Forms 3, 4 and 5 filed with the SEC or written representations that no Form 5 was required, during the year ended December 31, 2024, we believe that all of our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities timely filed all reports required under Section 16(a) of the Exchange Act.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table presents information as of December 31, 2024 with respect to compensation plans under which shares of our common stock may be issued.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	18,077,869(1)	$1.75	3,137,853
Equity compensation plans not approved by security holders	—	—	—
Total	18,077,869	$1.75	3,137,853

(1)	This column reflects outstanding stock options under the Gyre Therapeutics, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”).
(2)	This column reflects the weighted-average exercise price of stock options granted under the 2023 Plan that were outstanding as of December 31, 2024.
(3)	This column reflects the total shares of our common stock remaining available for issuance under the 2023 Plan as of December 31, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than the executive officer and director compensation arrangements discussed above under “Corporate Governance—Director Compensation” and “Executive Compensation,” below we describe the transactions to which we were a party since January 1, 2023, in which the amount involved exceeded $120,000 and in which our directors, executive officers, holders of more than 5% of our common stock, or members of their immediate family had a direct or indirect material interest.
Related Party Transactions
Research and Development with GNI Japan
We paid GNI Japan an aggregate amount of $0.2 million during the year ended December 31, 2024 for research and development services provided to Gyre Pharmaceuticals in 2024 and 2021. We paid no fees for such services during the year ended December 31, 2023. As of December 31, 2024 and 2023, we had a $0.2 million and $1.4 million related parties payable due to GNI Japan, respectively.
CPI Restructuring and Other Receivables from GNI Japan
Prior to the Business Combination Closing, CPI entered into a CP U.S. Share Purchase Agreement with GNI USA and divested almost all of its assets other than its 56.0% indirect ownership interest in Gyre Pharmaceuticals. We are a wholly owned subsidiary of GNI USA. In connection with the CPI restructuring transaction, we recorded a receivable in the amount of $0.8 million included in other receivables from GNI Japan on the consolidated balance sheet as of December 31, 2023 and recognized a loss of $2.7 million during the year ended December 31, 2023, included in divestiture losses of the consolidated statements of operations and comprehensive income (loss). As of December 31, 2024, we had recorded $0.2 million in other receivables from GNI Japan, of which $0.2 million was from CPI’s restructuring transaction. As of December 31, 2023, we had recorded $1.3 million in other receivables from GNI Japan, of which $0.8 million was from CPI’s restructuring transaction and $0.5 million was from our cost sharing with GNI Japan in connection with the Business Combination.
Indemnification Agreements
We have entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from each individual’s service to us as an officer or director, as applicable, to the maximum extent permitted by applicable law.
Related Party Transaction Policy
Our Board has a written policy regarding the review and approval or ratification by our Audit Committee of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships between us or any of our subsidiaries and any related person in which the aggregate amount involved since the beginning of our last completed fiscal year exceeds or is expected to exceed $120,000 and such related person has or will have a direct or indirect interest. A related person is defined to include any executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing persons. In determining to approve or ratify any such transaction, our Audit Committee is expected to take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed under the terms of the policy to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances. Any director who is a related person with respect to a transaction under review is not permitted to participate in the deliberations (other than to provide information concerning the transaction to the Audit Committee) or vote on approval of the transaction.

OTHER MATTERS
Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting
Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2026 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 22, 2025 and must comply with Rule 14a-8 of the Exchange Act. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.
As set forth in our Bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2026 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the close of business (6:00 p.m. Eastern Time) on the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting is made by the Company. Therefore, unless the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 4, 2026 and no later than the close of business on March 6, 2026. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). If a stockholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Delivery of Documents to Stockholders Sharing an Address
A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2024, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (858) 567-7770, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2024, including exhibits, upon the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call the number above.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GYRE2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V71205-P29565 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GYRE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following listed nominees:

	For All	Withhold All	For All Except
1. Election of Class I Directors for terms expiring in 2028.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gordon Carmichael, Ph.D.
02) Songjiang Ma
03) Ping Zhang

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V71206-P29565

GYRE THERAPEUTICS, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 4, 2025 10:00 AM PACIFIC TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Han Ying and Ruoyu Chen, or each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side of this card, all the shares of common stock of Gyre Therapeutics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Gyre Therapeutics, Inc. to be held at 10:00 a.m. Pacific Time on June 4, 2025, live via the Internet, at www.virtualshareholdermeeting.com/GYRE2025 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IN THE EVENT THAT ANY OF THE NOMINEES NAMED ON THE REVERSE SIDE OF THIS CARD ARE UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.

Continued and to be signed on reverse side